Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective on __________, 20     (the “Effective Date”) by and between Burning Rock Biotech Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and __________, an individual with ____ID/passport number __________ (the “Executive”).

WITNESSETH:

WHEREAS, the Company has appointed the Executive to the position of ____________of the Company, and the Executive has accepted such appointment;

WHEREAS, in connection with such appointment, the Company and the Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1. Employment.

1.1. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive during the term hereof as ____________ of the Company. In his capacity as ____________ of the Company, the Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the customary powers, responsibilities and authority of ____________ of corporations of the size, type and nature of the Company, as they exist from time to time, as are reasonably determined by the Board.

1.2. Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment as ____________ of the Company commencing on date hereof, and agrees to devote his full working time and efforts, and his ability, experience and talent, to the performance of services, duties and responsibilities.

2. Term of Employment. The Executive’s term of employment under this Agreement shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the ______ anniversary of the Effective Date (the “Termination Date”) (the period from the Effective Date until the Termination Date shall be the “Employment Term”). This Agreement shall be renewed automatically for succeeding terms of one (1) year following the Termination Date (in which case the Termination Date shall be extended one year on each renewal), unless the Executive or the Company gives written notice to the other at least thirty (30) days prior to the applicable Termination Date of its intention not to renew, in which case the Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 8.

3. Salary. During the Employment Term, the Company will pay the Executive a base salary (“Base Salary”) of US$______ per annum, payable in U.S. dollars each month. The Base Salary will be subject to annual review and the Company may, in its sole discretion, increase, but not decrease, such amount. Any increase in Base Salary shall be in the sole discretion of the Board and, as so increased, shall constitute “Base Salary” hereunder.

4. Annual Bonus. During the Employment Term, the Company may pay the Executive a discretionary bonus each year, determined at the Chairman and Chief Executive Officer’s sole discretion.

5. Equity Awards. The Executive is entitled to participate in the Company’s 2020 Share Incentive Plan (the “Plan”). The Company agrees to grant [.] [type of ESOP award] (the “Award”) to the Executive pursuant to the terms of the [name of award agreement] to be entered by and between the Company and the Executive (the “Award Agreement”). The Award shall in all respects be subject to the terms and conditions of the Plan and the Award Agreement.

6. Employee Benefits. During the Employment Term, the Company shall provide the Executive with coverage under such employee benefit programs, plans and practices, including with respect to vacation and fringe benefits (commensurate with his position in the Company and to the extent permitted under any employee benefit plan and with such plan having been approved by the Board) in accordance with the terms thereof, which the Company generally makes available to its senior executives from time to time. Notwithstanding anything to the contrary herein, the Company shall provide the Executive and his eligible dependents with coverage under all retirement and welfare benefit programs, plans and practices and other fringe benefits (including international medical and other insurances as determined by the Executive for the Executive and his dependents, as well as vehicles and a chauffeur exclusively at the direction of the Executive).

7. Business Travel, Lodging, etc. The Company shall reimburse the Executive for reasonable travel, lodging, meal and other expenses incurred by him in connection with his performance of services hereunder.

8. Termination of Employment. The Executive’s employment may be terminated at any time prior to the end of the Employment Term under the terms described in this Section 8, and the Employment Term shall automatically terminate upon any termination of Executive’s employment.

The Executive or the Company may terminate the Executive’s employment hereunder for any reason or no reason upon thirty (30) days’ prior written notice to the other. Upon any termination of the Executive’s employment, the Executive shall be entitled to any accrued but unpaid Base Salary for services rendered by Executive to the date of such termination, any accrued but unpaid vacation pursuant to Company policy and reasonable business expenses and disbursements incurred by Executive prior to such termination (collectively, the “Standard Termination Payments”), payable immediately upon such notice of termination and in no event later than the five working days after the date of such termination.

In the event that the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following compensation and benefits: the Standard Lawful Termination Payments.

9. Unauthorized Disclosure. During the period of Executive’s employment with the Company and the one year period following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use his reasonable efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding marketing plans, sales plans, operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating to the Company (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of the Executive’s breach of this Section 9).

10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

11. Miscellaneous

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute or claim arising out of or in connection with this Agreement, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (the “Rules”), which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this Agreement. The appointing authority shall be the HKIAC. The place of arbitration shall be in Hong Kong at the HKIAC and the governing law of the arbitration proceedings shall be Hong Kong Law.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Amended Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company, to it at:

5/F, Block 1, No. 138 Xinjun Ring Road

Minhang District, Shanghai, China

if to the Executive, to him at his residential address as currently on file with the Company.

12. Certain Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Cause”: (i) gross neglect by the Executive of Executive’s duties hereunder; (ii) the Executive’s conviction of a felony or any non-felony crime or offense involving the property of the Company or evidencing moral turpitude; (iii) willful misconduct by the Executive in connection with the performance of Executive’s duties hereunder; and (iv) intentional breach by the Executive of any material provision of this Agreement.

“Good Reason”: without the Executive’s prior written consent, any of the following shall have occurred: (i) a material change, adverse to the Executive, in Executive’s positions, titles, offices, or duties as provided under this Agreement, except, in such case, in connection with the termination of Executive’s employment for Cause; (ii) an assignment of any significant duties to the Executive that are materially inconsistent with the Executive’s positions or offices held under this Agreement; (iii) a material decrease in Base Salary or other compensation provided under this Agreement; and (iv) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Burning Rock Biotech Limited

By:
Name:	HAN Yusheng
Title:	Chairman of the Board and Chief Executive Officer

Executive

Name: